NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 18, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (the “Exchange”) has determined to strike from listing and registration on the Exchange the following:

T3 Motion, Inc.

Common Stock, $.001 par value

Class H Warrant

Class I Warrant

Commission File Number – 001-35133

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 803(B)(2)(a)(iii) of the Company Guide, which states that each issuer must have, and certify that it has and will continue to have, an audit committee of at least three members, each of whom is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement.  Additionally, each issuer must certify that it has, and will continue to have, at least one member of the audit committee who is financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.  A director who qualifies as an audit committee financial expert under Item 407(d)(5)(ii) and (iii) of Regulation S-K or Item 3 of Form N-CSR (in the case of a registered management investment company) is presumed to qualify as financially sophisticated.

(b)

Section 803(B)(2)(c) of the Company Guide, which states that issuers that satisfy the definition of Smaller Reporting Company in Regulation S-K, Item 10(f)(1) are only required to maintain an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

(c)

Section 1003(a)(iv) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The common stock T3 Motion, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company is noncompliant with Section 803(B)(2)(a)(iii) of the Company Guide which requires the audit committee of each issuer to have at least one member of the audit committee who is financially sophisticated.

(b)

The Company is noncompliant with Section 803(B)(2)(c) of the Company Guide which requires an issuer that satisfies the definition of a smaller reporting company to maintain an audit committee of at least two members comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

(c)

In its Form 10-Q for the period ended March 31, 2012, the Company reported cash of $531,000, net losses of $1,577,000 and cash used in operations of $1,654,000.  The Company also disclosed that its operating losses and use of substantial amounts of working capital since inception raised substantial doubt about its ability to continue as a going concern.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 1, 2012, the Exchange notified the Company that following a review of its Form 10-Q for the period ending March 31, 2012, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

(b)

On June 29, 2012, the Company submitted its plan to regain compliance with Section 1003(a)(iv) of the Company Guide (the “Plan”) by November 20, 2012.

(c)

On August 10, 2012, the Exchange notified the Company that it had accepted the Plan.

(d)

On October 26, 2012, the Company was notified that the Exchange had determined to initiate immediate delisting proceedings because of the Company’s failure to make progress consistent with the Plan and failure to demonstrate an ability to regain compliance (the “Staff Determination”).  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by November 2, 2012.

(e)

The Company appealed the Staff Determination and a hearing was scheduled before the Panel on January 17, 2013.

(f)

On January 16, 2013, the Company provided revised financial projections and additional proposals to regain compliance. The Exchange requested an adjournment to the hearing to assess the Company’s submission.

(g)

On March 4, 2013, a hearing was held before the Panel.

(h)

By letter dated March 15, 2013, the Exchange notified the Company of the Panel’s decision to grant the Company through May 15, 2013 to regain compliance with the Exchange’s continued listing standards.  The Panel requested that the Exchange provide a report (the “Report”) on the Company’s operations from the date of the letter through May 15, 2013 before making its final decision on the appeal.  If the Report concluded that the Company had not regained compliance with the Exchange’s continued listing standards, the Company would have the opportunity to respond within two business days of the Report.

(i)

On June 11, 2013, the Exchange submitted its Report.

(j)

On June 14, 2013, the Company submitted its response to the Exchange’s Report.

(k)

By letter dated July 8, 2013, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request the Exchange’s Committee of Securities (the “Committee”) review the Panel’s decision within fifteen calendar days.

(l)

The Company appealed the Panel’s decision within the requisite time period and a review of the Panel’s decision was scheduled before the Committee on September 17, 2013.

(m)

On August 1, 2013, the Exchange notified the Company that following a review of its Form 8-K filed with the Securities and Exchange Commission on July 12, 2013, the Company was not in compliance with Section 803(B)(2)(a)(iii) of the Company Guide in that the audit committee did not have at least one member who is financially sophisticated and Section 803(B)(2)(c) of the Company Guide in that the audit committee was comprised of one independent director instead of the requisite two independent directors.

(n)

On August 19, 2013, the Company provided its written submission to the Committee.

(o)

On September 10, 2013, the Exchange provided its written submission to the Committee.

(p)

On September 17, 2013, the Committee met to consider the Company’s appeal based on the record before the Panel and written submissions from the Company and the Exchange.

(q)

By letter dated September 19, 2013, the Exchange notified the Company of the Committee’s decision to uphold the Panel’s decision and to authorize delisting proceedings.

(r)

By letter dated September 30, 2013, the Exchange notified the Company that the Board of Directors of the NYSE MKT declined to conduct a discretionary review on the decision of the Committee to uphold the Panel’s decision and to authorize delisting proceedings.  Accordingly, the decision represents the final action of the Exchange.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on http://usequities.nyx.com/mkt-equities-regulation/listed-company-compliance/form-25-filings.  Further, a copy of this application has been forwarded to Mr. William Tsumpes, chief executive officer of T3 Motion, Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC